Exhibit 10.1

PONIARD PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD NOTICE
(Non-Employee Directors)

Poniard Pharmaceuticals, Inc. (the “Company”) hereby grants to you (“Participant”) a Restricted Stock Unit Award (the “Award”).  The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”) and the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Poniard Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Compensation Plan (the “Plan”), which are incorporated into the Award Notice in their entirety.

Participant:

Grant Date:

Number of Restricted Stock Units Subject to Award (the “Units”):

Vesting Schedule:

50% of the Units will vest on the first annual meeting of shareholders that occurs after the 2010 annual meeting of shareholders and the remaining 50% of the Units will vest on the second annual meeting of shareholders that occurs after the 2010 annual meeting of shareholders, subject to continued service as a director to the Company.

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, the Award Notice, the Award Agreement and the Plan.  You further acknowledge that as of the Grant Date, the Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

PONIARD PHARMACEUTICALS, INC.	PARTICIPANT

By:
[print participant’s name]
Its:
Address:

Attachments:
1.  Restricted Stock Unit Award Agreement
2.  Plan Summary for the Plan

PONIARD PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), Poniard Pharmaceuticals, Inc. (the “Company”) has granted to you a Restricted Stock Unit Award (the “Award”) under its Amended and Restated 2004 Incentive Compensation Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice.  Capitalized terms not explicitly defined in this Award Agreement or the Award Notice but defined in the Plan have the same definitions as in the Plan.

The details of the Award are as follows:

1.                                      Vesting

Subject to the terms of this Award Agreement, the Award will vest as set forth in the Award Notice (the “Vesting Schedule”).  One share of the Company’s Common Stock will be issuable for each Restricted Stock Unit that vests.  Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.”  Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.”  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”).

As soon as practicable after Unvested Units become Vested Units, but in no event later than 45 days after vesting, the Company will settle the Vested Units by issuing to you one share of the Company’s Common Stock for each Vested Unit.

2.                                      Automatic Forfeiture of Unvested Units

If you cease to be a director of the Company for any reason, any Unvested Units automatically will be forfeited to the Company at such time.  You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

3.                                      Corporate Transaction

Unvested Units will become fully vested immediately prior to a Corporate Transaction to the extent provided by Section 10.2 of the Plan.

4.                                      Securities Law Compliance

4.1          You represent and warrant that you (a) have been furnished with a copy of the Plan and the plan summary for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

4.2          You hereby agree that you will in no event sell or distribute all or any part of the Company’s Common Stock that you may receive pursuant to settlement of the Units (the “Shares”) unless (a) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to register the Shares with the Securities and Exchange Commission and has not represented to you that it will so register the Shares.

4.3          You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

4.4          You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.

5.                                      Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

6.                                      No Rights as Shareholder

You shall not have voting or other rights as a shareholder of the Company with respect to the Units.

7.                                      Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and the Shares may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares.  Prior to executing the Award Notice and Award Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

8.             Book Entry Registration of Shares

The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

9.                                      Withholding

You are ultimately responsible for all taxes owned in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation.

10.                               General Provisions

10.1        Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  You or the Company may change, by written notice to the other, the address previously specified for receiving notices.  Notices delivered to the Company should be addressed as follows:

Poniard Pharmaceuticals, Inc.
Attn: Chief Financial Officer
7000 Shoreline Court, Suite 270
South San Francisco, California 94080

10.2        Assignment.  The Company may assign its rights under this Award Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors.

10.3        No Waiver.  No waiver of any provision of this Award Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.4        Undertaking.  You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Award Agreement.

10.5        Agreement Is Entire Contract.  This Award Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject.  This Award Agreement is made pursuant to the provisions of the Plan will in all respects be construed in conformity with the express terms and provisions of the Plan.

10.6        Successors and Assigns.  The provisions of this Award Agreement and the Award Notice will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.7        No Service Contract.  Nothing in this Award Agreement will affect in any manner whatsoever the right or power of the Company, or any Related Corporation, to terminate your service on behalf of the Company or any Related Corporation, for any reason, with or without Cause.

10.8        Section 409A Compliance.  Payments made pursuant to this Award Agreement and the Plan are intended to qualify for an exemption from or comply with Section 409A of the Code.  Notwithstanding any other provision in this Award Agreement, the Award Notice and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement or the Award Notice so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award.  No provision of this Award Agreement or the Award Notice shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company.  By executing the Award Notice, you agree that you shall be deemed to have waived any claim against the Company with respect to any such tax consequences.

10.9        Counterparts.  The Award Notice may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.